Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

METLIFE DECLARES SECOND QUARTER 2021
PREFERRED STOCK DIVIDENDS

NEW YORK, May 17, 2021 – MetLife, Inc. (NYSE: MET) today announced that it has declared the following preferred stock dividends:

•Quarterly dividend of $0.25555555 per share on the company’s floating rate non-cumulative preferred stock, Series A, with a liquidation preference of $25 per share (NYSE: MET PRA).

•Quarterly dividend of $9.60602666 per share on the company’s 5.250% fixed-to-floating rate non-cumulative preferred stock, Series C, with a liquidation preference of $1,000 per share.

•Quarterly dividend of $351.5625 per share on the company’s 5.625% non-cumulative preferred stock, Series E, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.3515625 per depositary share (NYSE: MET PRE).

•Quarterly dividend of $296.875 per share on the company’s 4.75% non-cumulative preferred stock, Series F, with a liquidation preference of $25,000 per share, represented by depositary shares each representing 1/1,000th interest in a share of the preferred stock, holders of which will receive $0.296875 per depositary share (NYSE: MET PRF).

The above dividends will be payable June 15, 2021, to shareholders of record as of Friday, May 28, 2021, due to the record date occurring on the holiday on Monday, May 31, 2021.

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For Media:
Meredith Hyland
212-578-9415
Meredith.Hyland@metlife.com

For Investors:
John Hall
212-578-7888
John.A.Hall@metlife.com

About MetLife
MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 markets globally and holds leading positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.

Forward-Looking Statements
The forward-looking statements in this news release, such as “will,” are based on assumptions and expectations that involve risks and uncertainties, including the “Risk Factors” MetLife, Inc. describes in its U.S. Securities and Exchange Commission filings. MetLife’s future results could differ, and it has no obligation to correct or update any of these statements.